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                                                                      EXHIBIT 11

                   TRIGEN ENERGY CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
          (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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                                                                       TWELVE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1996               1995
                                                                  ----------         ----------
  Earnings Per Share--Primary
  Net Income..............................................        $   12,108         $   10,564
                                                                   =========          =========
  Weighted average number of common and common equivalent
    shares applicable to primary earnings per share
    calculation...........................................        11,612,107         11,390,445
  Dilutive effect of stock options........................            72,117             85,886
                                                                  ----------         ----------
  Weighted average number of shares outstanding...........        11,684,224         11,476,331
                                                                   =========          =========
  Net income per share--primary...........................             $1.04              $0.92
                                                                   =========          =========

  Earnings Per Share--Assuming Full Dilution
  Net Income..............................................        $   12,108         $   10,564
  Plus: Interest on convertible subordinated debt (net of
    taxes)................................................                --                654
                                                                  ----------         ----------
  Net income for fully diluted earnings per share
    calculation...........................................        $   12,108         $   11,218
                                                                   =========          =========

  Weighted average number of common and common equivalent
    shares applicable to fully diluted earnings per share
    calculation...........................................        $   12,108         $   11,218
                                                                   =========          =========
  Weighted average number of shares outstanding...........        11,612,107         11,390,445
  Shares issuable upon conversion of subordinated debt....                --            385,692
  Dilutive effect of stock options........................           149,201             85,886
                                                                  ----------         ----------
                                                                  11,761,308         11,862,023
                                                                   =========          =========

  Net income per share assuming full dilution.............             $1.03              $0.95
                                                                   =========          =========
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